UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2012

Strategic Storage Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53644

MD	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

On September 27, 2012, Strategic Storage Trust, Inc. (the “Registrant”) entered into a Second Amended and Restated Advisory Agreement (the “Advisory Agreement”) with Strategic Storage Advisor, LLC (the “Advisor”). This discussion is qualified in its entirety by the terms of the Advisory Agreement, attached hereto as Exhibit 10.1.

The material terms of the Advisory Agreement have not been changed, other than the addition of a provision restricting the Registrant, during the term of the Advisory Agreement and for a period of two years after termination of the Advisory Agreement, from soliciting or hiring any employee of, or person performing services on behalf of, the Advisor.

Item 7.01.	Regulation FD Disclosure.

On October 3, 2012, the Registrant issued a press release announcing the acquisition of the second phase of the Stockade Portfolio (defined below). A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01.	Other Events.

Acquisition of Phase Two of the Stockade Portfolio

As reported earlier, on June 19, 2012, the Registrant, through a wholly-owned subsidiary of the Registrant’s operating partnership, entered into a purchase and sale agreement with unaffiliated third parties for the acquisition of 16 self storage facilities located in Georgia, Florida and South Carolina (the “Stockade Portfolio”). The purchase and sale agreement was subsequently amended to adjust the purchase price. The aggregate purchase price for the Stockade Portfolio is now $75.1 million, plus closing costs and acquisition fees. The average physical occupancy of the 16 properties in the Stockade Portfolio was approximately 73% as of September 30, 2012. As reported earlier, on August 16, 2012, the Registrant closed on the purchase of the first phase of the Stockade Portfolio.

On October 1, 2012, the Registrant closed on the purchase of the second phase of the Stockade Portfolio for a purchase price of $11.4 million, which purchase price was fully funded with proceeds from the Citi Stockade Loan. The Registrant incurred acquisition fees of $285,000 in connection with this acquisition.

A summary of the properties in the second phase of the Stockade Portfolio is as follows:

Property	Address	Purchase Price	Year Built	Approx. Sq. Ft. (net)	Approx. Units
Wilmington Island – GA	4777 Highway 80 East, Wilmington Island, GA	$8,100,000	1999	69,400	570
Myrtle Beach – SC	3015 Ricks Industrial Park Dr., Myrtle Beach, SC	$3,300,000	2002	73,300	480
TOTAL		$11,400,000		142,700	1,050

The Registrant’s portfolio now includes 102 wholly-owned properties in 17 states and Canada.

The Registrant expects the acquisition of the remainder of the Stockade Portfolio to close in one additional phase in the fourth quarter of 2012. The Registrant expects to fund phase three of the Stockade Portfolio with a combination of net proceeds from the Registrant’s public offering and indebtedness. The Registrant’s ability to close phase three of the Stockade Portfolio will be generally based upon:

-	the ability of the Registrant to obtain debt and raise sufficient net proceeds from its public offering;

-	satisfaction of the conditions to the acquisition in accordance with the purchase agreement; and

-	no material adverse changes relating to the properties, the sellers of the properties or certain economic conditions.

There can be no assurance that the Registrant will complete the acquisition of phase three of the Stockade Portfolio. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit up to $2.0 million in earnest money.

Entry into Citi Stockade Loan

On October 1, 2012, in connection with the acquisition discussed above, the Registrant, through 10 property owning special purpose entities wholly-owned by the Registrant’s operating partnership (the “SPEs”), entered into a loan agreement with Citigroup Global Markets Realty Corp. pursuant to which the SPEs obtained a loan in the principal amount of up to $18.2 million (the “Citi Stockade Loan”). The Citi Stockade Loan has a term of 10 years, maturing on October 1, 2022, and requires monthly payments of interest only for the first two years, with fixed monthly payments of principal and interest thereafter. The Citi Stockade Loan bears interest at a fixed rate of 4.6%.

The Citi Stockade Loan is secured by cross-collateralized first mortgage liens or deeds of trust on 10 of the Registrant’s properties located in Florida, Georgia, and South Carolina, consisting of the eight properties acquired as phase one of the Stockade Portfolio and the two properties acquired as phase two of the Stockade Portfolio. The SPEs may prepay the Citi Stockade Loan only during the three months prior to the maturity date of the Citi Stockade Loan; provided, however, that the SPEs may defease the Citi Stockade Loan upon the occurrence of certain conditions. The Registrant serves as a guarantor of the obligations under the Citi Stockade Loan.

In connection with the Citi Stockade Loan, the Registrant paid customary lender fees, legal fees, and other expenses. The Citi Stockade Loan contains a number of customary representations, warranties, indemnities and covenants.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

10.1	Second Amended and Restated Advisory Agreement

99.1	Press Release Announcing Acquisition of Second Phase of Stockade Portfolio

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST, INC.

Date: October 3, 2012	By:	/s/ Michael S. McClure

Michael S. McClure
Executive Vice President and Chief Financial Officer